EXHIBIT 5.1

[LETTERHEAD OF METROPOLITAN EDISON COMPANY]

            January 20, 2009

Metropolitan Edison Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Re: Metropolitan Edison Company, Registration Statement on Form S-3
(Registration No. 333-153608-02)

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation (“FirstEnergy”).  This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by Metropolitan Edison Company, a Pennsylvania corporation and wholly owned subsidiary of FirstEnergy (the “Company”), of $300,000,000 aggregate principal amount of its 7.70% Senior Notes due 2019 (the “Notes”) issued under an Indenture, dated July 1, 1999, between the Company and The Bank of New York Mellon, as successor trustee (the “Trustee”), (as amended, the “Indenture”) and sold pursuant to the terms of an Underwriting Agreement, dated January 14, 2009, among Banc of America Securities LLC, Goldman, Sachs & Co. and Scotia Capital (USA) Inc., as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or persons under my supervision and control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Indenture, the form of the Notes, the Underwriting Agreement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws and the minutes of the meeting of the Board of Directors of the Company authorizing the issuance and sale of the Notes.  In addition, I or persons under my supervision and control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Indenture and the authentication of the Notes and have assumed that, the Notes have been paid for by the Underwriters and that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision and control are genuine, which assumptions I have not independently verified.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company.

My opinion is subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

I am a member of the bar of the State of Pennsylvania, and this opinion is limited to the laws of the State of Pennsylvania.

I consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about January 20, 2009, which will be incorporated by reference in the Registration Statement and to the use of my name in the prospectus and prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters”.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wendy E. Stark
Wendy E. Stark
Counsel for Metropolitan Edison Company